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                                                                   EXHBIBIT 21.1


                         Subsidiaries of the Registrant

Maysville Marketsquare Associates, L.P.
North Coast Health Center (JV Partnership)
Oregon Food Stores, Inc.
Oregon Real Estate Services, Inc.
OP Walnut Creek, LLC
Pan Pacific (Cable Park), LLC
Pan Pacific (Clackamas), Inc.
Pan Pacific (Kienow's), L.P.
Pan Pacific (Clackamas), LLC
Pan Pacific (Marina Village), LLC
Pan Pacific (Portland), LLC
Pan Pacific (Pinecreek), L.P.
Pan Pacific (Rancho Las Palmas), LLC
Pan Pacific (RLP), Inc.
Pan Pacific (Sunset Mall), LLC
Pan Pacific Development (Chino), Inc.
Pan Pacific Development (Kentucky), Inc.
Pan Pacific Development (New Mexico), Inc.
Pan Pacific Development (Olympia Square), Inc.
Pan Pacific Development (Rosewood), Inc.
Pan Pacific Development (Tennessee) Acquisition, Inc.
Pan Pacific Development (Tennessee), L.P.
Pan Pacific U.S. Shopping Center I, LP
Sahara Pavilion North U.S., Inc.